Exhibit 99.1

Aspect Software Reports
Fourth Quarter Preliminary Results

- Cloud Based Bookings Increased 30% From Q4 2013
- Cloud Based Revenue Increased 22% From Q4 2013
- Product Revenue Increased 18% Sequentially
Phoenix, Arizona, March 17, 2015 - Aspect Software today announced preliminary results for the fourth quarter ended December 31, 2014.
Stewart Bloom, CEO of Aspect Software, commented, “We are encouraged about improvements in key performance measures as we exited 2014. We had our strongest cloud quarter to date with year-over-year increases in bookings of 30% and revenues of 22%. Our cloud revenue comprised 11% of our total revenue in 2014 compared to 5% in the prior year. We also had several other key achievements in our cloud business; closing a $5+ million Zipwire, WFM and CXP bundled sale, reaching quarterly minute usage that puts us on track for 1 billion minutes per year, and selling over one thousand seats of Zipwire in the fourth quarter of 2014. Revenue from our core premise and cloud solutions increased $19 million, or 11%, comparing the second half of 2014 to the first half of the year. Our core premise volume grew 60% as our new customer acquisition accelerated in the second half of the year. The number of new brands we added to our portfolio was 21% higher in 2014 on a year-over-year basis with 134 new customers.”
Total revenue for the three months ended December 31, 2014 was approximately $116.2 million, compared to $123.3 million in the fourth quarter of 2013. This is an increase of approximately 2% sequentially from $113.4 million for the three months ended September 30, 2014.
Product revenue for the three months ended December 31, 2014 was approximately $24.5 million, compared to $25.9 million in the fourth quarter of 2013. This is an increase of approximately 18% sequentially from $20.9 million for the three months ended September 30, 2014.
Total bookings for the fourth quarter of 2014 were up 5% compared to the prior year quarter with cloud bookings up 30% from the fourth quarter of 2013 and 23% sequentially. Our backlog of unbilled future hosting revenue has grown by 31% since December 31, 2013. This off-balance sheet metric represents minimum contractual commitment amounts from customers.
Pro forma EBITDA for the three months ended December 31, 2014 was $30.2 million, compared to $32.8 million in the prior year’s fourth quarter and $30.1 million for the three months ended September 30, 2014.
Cash as of December 31, 2014 was $17.0 million, compared to $12.2 million as of September 30, 2014 and $28.2 million as of December 31, 2013.
Robert Krakauer, Executive Vice President and CFO of Aspect Software, said, “Our fourth quarter results confirm that the strategies we have undertaken are gaining momentum. We had a record quarter for ACD Migration bookings at over $4 million and nearly $9 million of new hosted bookings closed in the fourth quarter of 2014. Our WFO solutions represented 27% of revenues for the fourth quarter of 2014, which is its most significant quarter to date. Our recurring revenues grew to 66% of our total revenue for the year, from 65% in 2013. These recurring revenues should continue to serve as a strong long term source of cash flows for our business.”
The fourth quarter and full year 2014 estimated results are preliminary and subject to completion of Aspect Software's closing process and audit by its external auditors. Accordingly, such estimated results are subject to change. The Company expects to file its Annual Report on Form 10-K on or before March 20, 2015.

Investor Conference Call / Webcast Details
Aspect Software will conduct a conference call with analysts to discuss its fourth quarter of 2014 results and business update today, Tuesday March 17th at 11:00 a.m. Eastern time.
To listen to the conference call, please visit this link http://edge.media-server.com/m/p/nhsuv6i2 or call (888) 734-0328 Conference ID: 85150775.
Playback of the conference call will be available at http://edge.media-server.com/m/p/nhsuv6i2
About Aspect Software
Aspect’s fully-integrated solution unifies the three most important facets of modern contact center management: customer interaction management, workforce optimization, and back-office. We help the world’s most demanding contact centers seamlessly align their people, processes and touch points to deliver remarkable customer experiences. For more information, visit www.aspect.com.
Follow Aspect on Twitter at @AspectSoftware. Read our blogs at http://blogs.aspect.com.
Aspect, the Aspect logo, are either trademarks or registered trademarks of Aspect Software, Inc., in the United States and/or other countries.
Safe Harbor for Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. Forward-looking statements made in this press release are made only as of the date hereof and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties that could cause actual results to differ from those set forth in any forward-looking statements are discussed in more detail under the caption Risk Factors in Aspect’s annual report on Form 10-K for the year ended December 31, 2013.
This press release contains references to non-GAAP financial measures, which exclude stock-based compensation expense, acquisition-related costs, depreciation, amortization, restructuring charges, employee separation costs, and certain other items that are allowed under the terms of Aspect’s credit agreement. For a reconciliation of non-GAAP to GAAP financial measures, please refer to the supplemental schedules below.

CONTACT:
For more information, please contact:
Tim Dreyer Aspect Software Tel: 630 227 8312 tim.dreyer@aspect.com

Aspect Software, Inc.
Preliminary Condensed Consolidated Statements of Operations
(Unaudited)

Three Months Ended December 31,
(in thousands)	2014
Net revenues	$116,175
Cost of revenues	48,611
Gross profit	67,564
Operating expenses	51,935
Income from operations	15,629
Interest and other expense, net	(17,843)
Income before income taxes	(2,206)
Benefit from income taxes	23,790
Net income	(26,004)
Net loss attributable to non-controlling interest	(382)
Net income attributable to Aspect Software Group Holdings	$(25,622)

Reconciliation of Income from Operations to Pro Forma EBITDA
(Unaudited)

Three Months Ended December 31,
(in millions)	2014
Income from operations	$15.6
Depreciation and amortization	6.2
Stock based compensation	0.2
Sponsor management fees	0.5
Other (1)	7.7
Pro Forma EBITDA	$30.2

(1) These costs represent amounts that are allowed to be added back for calculation of compliance with our debt agreement covenants including acquisition related adjustments to revenue, strategic investment costs, legal entity rationalization, IRS audit, debt issuance, Sarbanes-Oxley compliance, foreign withholding taxes, and non-recurring charges.

Earnings before interest, depreciation and amortization, as adjusted (“Pro Forma EBITDA”) is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as making certain payments. In addition to covenant compliance, our management also uses Pro Forma EBITDA along with certain other pro forma adjustments to assess our operating performance and to calculate performance-based cash bonuses which are tied to Pro Forma EBITDA targets. Pro Forma EBITDA contains other charges and gains, for which we believe adjustment is permitted under our senior secured credit agreement. Pro Forma EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Pro Forma EBITDA instead of income from operations has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on our debt, or changes in our working capital needs. Management compensates for these limitations by relying primarily on our GAAP results and by using Pro Forma EBITDA on a supplemental basis. Other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.